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                                                                  Exhibit 23.4


                           CONSENT OF LEHMAN BROTHERS


We hereby consent to the use of our opinion letter dated November 2, 1997 to the Board of Directors of Sequana Therapeutics, Inc. included as Appendix C-2 to the Proxy Statement which forms a part of the Registration Statement in Form S-4 relating to the proposed merger of Beagle Acquisition Sub. Inc., a wholly owned subsidiary of Arris Pharmaceutical Corporation, with and into Sequana Therapeutics, Inc. and to the references to such opinion in such Proxy Statement under the captions "Summary -- The Merger -- Opinion of Financial Advisor to Sequana," "Approval of the Merger and Related Transactions- Background of the Merger," "--Sequana's Reasons for the Merger," and "--Opinion of Financial Advisor to Sequana." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.

                                        Very truly yours,

November 25, 1997                       LEHMAN BROTHERS

                                        By /s/ Rodney K.B. Young
                                               -------------------------
                                        Senior Vice President